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NEWS RELEASE

                    CONTACTS:  Watson Pharmaceuticals, Inc.
                               Sara Swee
                               Director, Corporate Communications
                               (909) 270-1400

                               Morgen-Walke Associates, Inc.
                               Carolyn Bass, Jim Byers
                               (415) 296-7383

FOR IMMEDIATE RELEASE

                  WATSON PHARMACEUTICALS COMPLETES ACQUISITION
                               OF THERATECH, INC.

CORONA, CA - January 15, 1999 - Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that the acquisition of TheraTech, Inc. (Nasdaq: THRT) has been completed. TheraTech is a leading drug delivery company that develops, manufactures and markets innovative products based on its patented and proprietary technologies and systems.

As a result of the acquisition, TheraTech has now become a wholly-owned subsidiary of Watson Pharmaceuticals. In connection with the acquisition, each outstanding share of TheraTech common stock will be exchanged for 0.2663 of one share of Watson common stock. Watson expects to record a one-time charge of approximately $20 million in connection with this transaction in the first quarter of 1999.

Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the development, manufacture and sale of proprietary and off-patent pharmaceutical products. Watson pursues a strategy of generating revenue through established proprietary and off-patent businesses, capitalizing on its proven ability to support the development of these drugs in the therapeutic areas of primary care, women's health, dermatology and neurology/psychiatry.

This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to Watson's estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Watson's current perspective of existing trends and information. The statements involve risks and uncertainties that cannot be predicted or quantified and actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the success of Watson's product development activities and the timeliness with which
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regulatory authorizations and product roll-out may be achieved, market acceptance of Watson's products and the impact of competitive products and pricing, the availability on commercially reasonable terms of raw materials and other third party sourced products, regulatory compliance, the ability to timely and cost effectively integrate acquisitions, exposure to product liability and other lawsuits and contingencies, and other risks and uncertainties detailed in Watson's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 1997.

This and past press releases of Watson Pharmaceuticals, Inc. are available at Watson's web site at www.watsonpharm.com. In addition, press releases are available through PR Newswire's Company On-Call fax service at (800) 758-5804, extension 112856, and at www.pmewswire.com.



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